Exhibit 99.1

PRESS RELEASE

Curis Provides Third Quarter 2026 Business Update

Management to host conference call and webcast today at 4:30 p.m. ET

LEXINGTON, Mass., November 12, 2026 /PRNewswire/ -- Curis, Inc. (NASDAQ: CRIS), a biotechnology company focused on the development of emavusertib (CA-4948), an orally available, small molecule IRAK4 and FLT3 inhibitor, today reported its financial and operating results for the third quarter ended September 30, 2026.

“We are encouraged by our progress in both the TakeAim CLL study and the TakeAim Lymphoma study,” said James Dentzer, Chief Executive Officer of Curis. “The excitement among clinicians and patients reflects the clear unmet need in both CLL and PCNSL, where emavusertib has the potential to change the treatment landscape when combined with approved BTK inhibitors.”

Operational Highlights

Curis is currently enrolling patients in 2 ongoing studies, the TakeAim CLL study (CA-4948-203, NCT07271667) and the TakeAim Lymphoma study in PCNSL (CA-4948-101, NCT03328078).

TakeAim CLL

The TakeAim CLL Study is an open label phase 2 study of emavusertib in combination with zanubrutinib in patients with CLL. To be eligible for enrollment, participants must have received zanubrutinib for at least 12 months, achieved a partial response (PR) or partial response with lymphocytosis (PR-L), and have measurable residual disease (MRD+) as determined by the clonoSEQ assay.

To date, 12 patients have been enrolled in the study with initial data expected in December 2026.

TakeAim Lymphoma

The TakeAim Lymphoma Study is a registrational study of emavusertib in combination with ibrutinib in patients with Relapsed/Refractory (R/R) PCNSL (CA-4948-101, NCT03328078). In 2025, Curis presented initial clinical data to the U.S. Food and Drug Administration (FDA) and European Medicines Agency’s Committee for Medicinal Products for Human Use (EMA) and received guidance that the ongoing registrational study could support regulatory applications for accelerated approval in R/R PCNSL.

In July 2026, the Company reported updated data for 7 BTK-naïve and 39 BTKi-experienced patients:

(as of July 1, 2026)

	Evaluable*	All
	Patients	Patients

BTKi-naïve	100% ORR	86% ORR
	(5 of 5)	(6 of 7)

BTKi-experienced	33% ORR (10 of 30)	26% ORR (10 of 39)

* evaluable excludes patients who did not complete at least 1 cycle (~1 month) of treatment

About PCNSL and CLL

In PCNSL and CLL, disease is driven by NF-kB dysregulation, which is in turn driven by two biologic pathways: BCR and TLR1. The goal of combining emavusertib with a BTK inhibitor (BTKi) in the TakeAim Lymphoma and TakeAim CLL Studies is to enable a dual blockade of NF-kB, by inhibiting both the BCR and TLR pathways. BTKi blocks the BCR pathway; emavusertib blocks the TLR pathway.

BTKi is an established standard of care in Relapsed/Refractory (R/R) PCNSL. For BTKi-naïve patients, response rates can be 39%-67%. For salvage-line patients, patients who have been treated with BTKi and progressed, outcomes are generally poor, with many patients proceeding directly to hospice or best supportive care. Initial clinical data have shown that adding emavusertib to a BTKi regimen, directly after a patient progresses on BTKi monotherapy, can enable patients to reverse their disease progression and achieve an objective response.

BTKi is also standard of care in CLL, where outcomes are more favorable than in PCNSL. In the registrational study for the BTKi zanubrutinib in CLL, 93% of patients were able to achieve an objective response, though only 7% achieved complete response2. More recent clinical studies have shown that adding emavusertib to a BTKi regimen, blocking both the TLR and BCR pathways, can enable patients with NHL to achieve deeper responses, including complete responses or undetectable minimal residual disease (MRD).

Corporate

Completed a public offering in August 2026 and a private placement in October 2026 extending cash runway into 2027.

1 Bennett, Curr Opin Hematol. 2022

2 Zanubrutinib USPI

Third Quarter 2026 Financial Results

For the third quarter of 2026, Curis reported a net loss of $8.1 million or $1.94 per share on both a basic and diluted basis as compared to $7.7 million or $9.86 per share on both a basic and diluted basis, for the same period in 2025. Curis reported a net loss of $40.9 million or $16.77 per share on both a basic and diluted basis, for the nine months ended September 30, 2026, as compared to a net loss of $26.9 million or $43.82 per share on both a basic and diluted basis for the same period in 2025.

There was no revenue reported for the quarter or the year ended September 30, 2026 due to the sale of Erivedge® royalties to Oberland in the fourth quarter of 2025. Revenues were $3.2 million and $8.3 million for the quarter and year ended September 30, 2025, respectively.

Research and development expenses were $5.6 million for the third quarter of 2026, as compared to $6.4 million for the same period in 2025. The decrease was primarily attributable to lower employee-related costs, partially offset by an increase in clinical costs. Research and development expenses were $18.8 million for the nine months ended September 30, 2026, as compared to $22.4 million for the same period in 2025.

General and administrative expenses were $3.2 million for the third quarter of 2026, as compared to $3.7 million for the same period in 2025. The decrease was primarily attributable to lower employee-related costs, partially offset by an increase in legal costs. General and administrative expenses were $11.4 million for the nine months ended September 30, 2026, as compared to $11.2 million for the same period in 2025.

Other income was $0.6 million for the third quarter of 2026, as compared to other expense of $0.8 million for the same period in 2025. The increase was primarily attributable to the change in fair value of the warrant liability associated with the January 2026 Private Placement, partially offset by a decrease in the expense related to the sale of future royalties. Other expense was $10.7 million for the nine months ended September 30, 2026, as compared to other expense of $1.6 million for the same period in 2025.

Curis's cash and cash equivalents totaled $5.0 million as of September 30, 2026, and the Company had approximately 4.1 million shares of common stock outstanding. The Company believes that the $5.0 million of existing cash and cash equivalents as of September 30, 2026, together with the net proceeds of approximately $7.5 million from the October 2026 Private Placement, should enable it to fund our existing operations into the first quarter of 2027.

Conference Call and Webcast Information

Curis management will host a conference call today, November 12, 2026, at 4:30 p.m. ET, to discuss the business update and these financial results.

Participants may join by dialing (800)-836-8184 from the United States or (646)-357-8785 from other locations or a live audio webcast can be accessed here or from the investor section of the Curis website. A replay of the conference call will be available at www.curis.com.

About Curis, Inc.

Curis is a biotechnology company focused on the development of emavusertib, an orally available, small molecule IRAK4 and FLT3 inhibitor. Emavusertib is currently being evaluated in the TakeAim Lymphoma Phase 1/2 study (CA-4948-101) of emavusertib in combination with the BTK inhibitor, ibrutinib, in patients with relapsed/refractory primary central nervous system lymphoma (PCNSL) and in the TakeAim CLL Phase 2 study (CA-4948-203) of emavusertib in combination with the BTK inhibitor, zanubrutinib, in chronic lymphocytic leukemia (CLL). The Company's monotherapy and combination studies in acute myeloid leukemia (AML) are substantially complete, with additional funding the Company plans to continue development of emavusertib in AML. Emavusertib has received Orphan Drug Designation from the U.S. Food and Drug Administration for the treatment of PCNSL, AML and MDS and from the European Commission for the treatment of PCNSL. Curis, through its 2015 collaboration with Aurigene Discovery Technologies Limited, has the exclusive license to emavusertib (CA-4948). For more information, visit Curis's website at www.curis.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning Curis's cash runway, the therapeutic potential of emavusertib in combination with zanubrutinib to improve treatment outcomes, achieve complete remissions and/or undetectable MRD, and/or reduce time on treatment for patients with CLL; Curis's expectations with respect to enrollment of BTKi naïve and BTKi experienced populations in the TakeAim Lymphoma study; the use of such data to support regulatory filings for approval of emavusertib in PCNSL, and the therapeutic potential and tolerability of emavusertib in patients with PCNSL. Forward-looking statements may contain the words "believes," "expects," "anticipates," "plans," "intends," "seeks," "estimates," "assumes," "predicts," "projects," "targets," "will," "may," "would," "could," "should," "likelihood", "continue," "potential," "opportunity," "focus," "strategy," "mission," or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. Curis may experience adverse results, delays and/or failures in its drug development programs and may not be able to successfully advance the development of its drug candidates in the time frames it projects, if at all. Curis's drug candidates may cause unexpected toxicities, fail to demonstrate sufficient safety and efficacy in clinical studies and/or may never achieve the requisite regulatory approvals needed for commercialization. Favorable results seen in preclinical studies and early clinical trials of Curis's drug candidates may not be replicated in later trials. Curis is dependent on the success of emavusertib and any delays in the development of emavusertib could have a material adverse effect on its business. There can be no guarantee that the collaboration agreement with Aurigene or the CRADA with NCI will continue for their full terms, that Curis or its collaborators will each maintain the financial and other resources necessary to continue financing its portion of the research, development and commercialization costs, or that the parties will successfully discover, develop or commercialize drug candidates under the collaboration. Curis will require substantial additional capital to fund its business. Based on its available cash resources, it does not have sufficient cash on hand to support current operations within the next 12 months from the date of this press release. Curis will require substantial additional funding to fund the development of emavusertib through regulatory approval and commercialization, and to support its continued operations. If it is not able to obtain sufficient funding, it will be forced to delay, reduce in scope or eliminate the development of emavusertib, including related clinical trials and operating expenses, potentially delaying the time to market for, or preventing the marketing of, emavusertib, which could adversely affect its business prospects and its ability to continue operations, and would have a negative impact on its financial condition and its ability to pursue its business strategies. Curis faces substantial competition. Curis and its collaborators face the risk of potential adverse decisions made by the FDA, EMA and other regulatory authorities, investigational review boards, and publication review bodies. Curis may not obtain or maintain necessary patent protection and could become involved in expensive and time-consuming patent litigation and interference proceedings. Unstable market and economic conditions, natural disasters, public health crises, political crises and other events outside of Curis's control, including its ability to regain and maintain its listing on the Nasdaq Capital Market, could significantly disrupt its operations or the operations of third parties on which Curis depends and could adversely impact Curis's operating results and its ability to raise capital. Other important factors that may cause or contribute to actual results being materially different from those indicated by forward-looking statements include the factors set forth under the captions "Risk Factor Summary" and "Risk Factors" in our most recent Form 10-K, and the factors that are discussed in other filings that Curis periodically makes with the Securities and Exchange Commission. In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis's views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise, except as may be required by law.

For further information:

Investor Relations: IR@curis.com

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues, net	$—	$3,176	$—	$8,305
Operating expenses:
Cost of royalties	—	15	—	45
Research and development	5,595	6,432	18,758	22,429
General and administrative	3,153	3,653	11,449	11,163
Total operating expenses	8,748	10,100	30,207	33,637
Loss from operations	(8,748)	(6,924)	(30,207)	(25,332)
Total other income (expense)	628	(805)	(10,693)	(1,606)
Net loss	$(8,120)	$(7,729)	$(40,900)	$(26,938)
Net loss per common share (basic and diluted)	$(1.94)	$(9.86)	$(16.77)	$(43.82)
Weighted average common shares (basic and diluted)	4,178,648	784,109	2,439,370	614,771

CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands)

	September 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$5,014	$5,061
Restricted cash	544	544
Prepaid expenses and other assets	3,370	3,427
Property and equipment, net	36	62
Operating lease right-of-use asset	853	1,890
Goodwill	8,982	8,982
Total assets	$18,799	$19,966
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$15,508	$12,886
Operating lease liability	740	1,618
Total liabilities	16,248	14,504
Total stockholders' equity (deficit)	2,551	5,462
Total liabilities and stockholders' equity (deficit)	$18,799	$19,966